Filed Pursuant to Rule 433
                                                         File No.: 333-140804-01

     Copyright 2006 JPMorgan Chase & Co. - All rights reserved. J.P. Morgan Securities Inc. (JPMSI), member NYSE and SIPC. JPMorgan is the marketing name used by the specific legal entity or entities named in the attached materials.
  Clients should contact analysts and execute transactions through a JPMorgan Chase & Co. subsidiary or affiliate in their home jurisdiction unless governing law permits otherwise.

 The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-400-7834 or emailing Avinash Bappanad at
                         bappanad_avinash@jpmorgan.com.

The attached information contains certain tables and other statistical analyses
   (the "Computational Materials") which have been prepared in reliance upon information furnished by the depositor. These materials are subject to change, completion or amendment from time to time. Numerous assumptions were used in preparing the Computational Materials, which may or may not be reflected herein.
     As such, no assurance can be given as to the Computational Materials' appropriateness or completeness in any particular context; or as to whether the Computational Materials and/or the assumptions upon which they are based reflect present market conditions or future market performance. These Computational Materials should not be construed as either projections or predictions or as legal, tax, financial or accounting advice. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities. Any weighted average lives, yields and principal payment periods shown in the Computational Materials are based on prepayment and/or loss assumptions, and changes in such prepayment and/or loss assumptions may dramatically affect such weighted average lives, yields and principal payment periods. In addition, it is possible that prepayments or losses on the underlying assets will occur at rates higher or lower than the rates shown in the attached Computational Materials. The specific characteristics of the securities may differ from those shown in the Computational Materials due to differences between the final underlying assets and the preliminary underlying assets used in preparing the Computational Materials. The principal amount and designation of any security described in the
    Computational Materials are subject to change prior to issuance. Neither JPMorgan nor any of its affiliates makes any representation or warranty as to the actual rate or timing of payments or losses on any of the underlying assets or the payments or yield on the securities.

THIS INFORMATION IS FURNISHED TO YOU SOLELY BY JPMORGAN AND NOT BY THE DEPOSITOR
     OR ANY OF ITS AFFILIATES (OTHER THAN JPMORGAN). JPMORGAN IS ACTING AS UNDERWRITER AND NOT ACTING AS AGENT FOR THE DEPOSITOR IN CONNECTION WITH THE
                             PROPOSED TRANSACTION.

LDP10 Y Structure - Price/Yield - AMS

JPMorgan Securities                           CMBS Desk 212-834-3813                             DM v4.3.81     subs v3.1f2
Balance    $174,114,000.00    Delay           14                WAC     5.76167918     WAM       102
Coupon     5.34200000         Dated           03/01/2007        NET     5.73807869     WALA      2
Settle     03/29/2007         First Payment   04/15/2007

Yield                                0 CPY
                                                   Price
                       2.2707                  118.42328
                       5.2707                  100.49834
                       8.2707                   85.73618

                          WAL                       6.51
                     Mod Durn                      5.361
                Mod Convexity                      0.347
             Principal Window              Apr13 - Dec13

                    LIBOR_1MO                       4.89
                      CMT_3MO                       4.89
                      CMT_6MO                      4.910
                      CMT_1YR                      5.258
                      CMT_2YR                      4.564
                      CMT_3YR                      4.486
                      CMT_5YR                      4.473
                     CMT_10YR                      4.581
                     CMT_30YR                      4.777
                       Prepay                      0 CPR
                   No Prepays
        Lockout and Penalties          Include Penalties
       Prepay Penalty Haircut                          0
                      Default                      0 CDR
                Loss Severity                         0%
            Servicer Advances                       100%
              Liquidation Lag                          0

                   Swap Curve Mat     2YR     3YR     4YR     5YR     6YR     7YR     8YR     9YR    10YR    12YR
                              Yld  0.4025  0.4175  0.4325  0.4675  0.4775  0.4925  0.5075  0.5200  0.5325  0.5754